As filed with the Securities and Exchange Commission on April 20, 1999
                             File No. 33-__________

                       SECURITIES AND EXCHANGE COMMISSION
                              Washington, DC 20549

                                    FORM S-8
                             Registration Statement
                        Under the Securities Act of 1933

                              Greenland Corporation
             (Exact Name of Registrant as Specified in its Charter)



          Nevada                                  87-0439051
(State or other jurisdiction of       (I.R.S. Employer Identification Number)
incorporation or organization)
                                7084 Miramar Road
                               San Diego, CA 92121
              (Address and zip code of principal executive offices)

                   Employee Compensation & Consulting Services
                            (Full Title of the Plan)

               Lee Swanson, 7084 Miramar Road, San Diego, CA 92121
                     (Name and Address of Agent for Service)

                                 (619) 566-9604
    (Registrant's telephone number, including area code of Agent for Service)

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box: |X|

                         CALCULATION OF REGISTRATION FEE

                                                    Proposed                Proposed
      Title of                 Amount                Maximum                 Maximum               Amount of
     Securities                To be             Offering Price             Aggregate             Registration
  To be Registered           Registered             Per Share            Offering Price               Fee
--------------------      ----------------      -----------------       -----------------      ------------------
    Common Stock              876,802                $ 0.25                 $ 219,200


      (1) Calculated pursuant to rule 457(h).

Item 3.           Incorporation of Certain Documents by Reference
         The Company's Annual Report on Form 10-KSB for the year ended December 31, 1997, Form 8- K dated January 20, 1998, Form 10-QSB for the quarter ended March 31, 1998, Form 10-QSB for the quarter ended June 30, 1998, Form 10-QSB for the quarter ended September 30, 1998 and Definitive Proxy 14A filed May 18, 1998 and Form 10-KSB for the year ended December 31, 1998 under the Securities Exchange Act of 1934 are hereby incorporated by reference.
         All documents filed by the Company pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended, subsequent to the date hereof and prior to the filing of a post-effective amendment, which indicates that all securities offered hereby have been sold or which de-registers all securities covered hereby then remaining unsold, shall be deemed to be incorporated by reference herein and to be a part hereof from the date of filing of such documents, except as to any portion of any future Annual or Quarterly Report to Stockholders which is deemed to be modified or superseded for purposes of this Registration Statement of the extent that such statement is replaced or modified by a statement contained in this Registration Statement.

Item 4.           Description of Securities
         Securities are registered under Section 12 of the Exchange Act

Item 5.           Interest of Named Experts and Counsel
         Does not Apply

Item 6.           Indemnification of Directors and Officers:
         Section 78.751, as amended, of the General Corporation Laws of Nevada (the "Act") provides that a corporation may indemnify a director or officer of the corporation and to purchase and maintain liability insurance for those persons as, and to the extent permitted by the Act.
         The by-laws of the Company contain provisions indemnifying its directors and officers to the extent permitted by 78.751, as amended, of the General Corporation Laws of Nevada (the "Act"), as amended from time to time.
         The Company's Certificate of Incorporation limits directors' liability for monetary damages for breaches of their duties of care owed the Company to the fullest extent permitted by Nevada law.

Item 7.           Exemption from Registration Claimed
         Does Not Apply

Item 8.           Exhibits
         The following is a list of exhibits  filed as part of the  Registration
Statement:
         5.1      Opinion of Thomas Beener, Esquire
         24.1     Consent of Smith & Company, CPAs

Item 9.           Undertakings
         The undersigned hereby undertakes:
         (1)(a) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement;
                  (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

                  (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement;
                  (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;
                  Provided, however, that paragraphs (1)(a)(i) and (1)(a)(ii) do not apply if the Registration Statement is on Form S-3 or Form S-8 and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the Registrant pursuant to
Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the Registration Statement.
         (b) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
         (c) File a post-effective amendment to remove from registration any of the securities that remain unsold at the end of the offering.
         (2) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other that the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                INDEX TO EXHIBITS


                  Exhibit Number            Description


                           5.1              Opinion of Thomas Beener, Esquire
                           24.1             Consent of Smith & Company, CPAs

                                   SIGNATURES


         Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned thereunto duly authorized, in the City of San Diego, State of California, on the 20th day of April 1999.


GREENLAND CORPORATION


By: _______________________________________________
       LEE SWANSON, Chief Financial Officer


         Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.



April 20,1999
                             -----------------------------
                             Lee Swanson
                             Chief Financial Officer

                                  THOMAS BEENER
                                 ATTORNEY AT LAW


April 20, 1999

Mr. Lee Swanson
Chief Financial Officer
Greenland Corporation
7084 Miramar Road
San Diego, CA 92121

Re:      Legal Opinion for Greenland Corporation
         S-8 Registration Statement

Dear Mr. Swanson:
         At your request, I have examined the form of Registration Statement No. 333-____________ which Greenland Corporation (the "Company") is filing with the Securities and Exchange Commission, on Form S-8 (the "Registration Statement"), in connection with the registration under the Securities Act of 1933, as amended, of 876,802 shares of your Common Stock (the "Stock") issuable pursuant to an Employee Stock Purchase Plan and various Agreements for Consulting Services (collectively the "Agreements").
         In rendering the following opinion, I have examined and relied only upon the documents and certificates of officers and directors of the Company as are specifically described below. In my examination, I have assumed the genuineness of all signatures, the authenticity, accuracy and completeness of the documents submitted to me as originals, and the conformity with the original documents of all documents submitted to me as copies. My examination was limited to the following documents and no others:
         1.  Certificate of Incorporation of the Company, as amended to date;
         2.  Bylaws of the Company, as amended to date;
         3. Resolutions adopted by the Board of Directors of the Company authorizing the issuance of the Stock pursuant to the Agreements.
         4.  The Registration Statement.
         5.  The Agreements.
         I have not undertaken, nor do I intend to undertake, any independent investigation beyond such documents and records, or to verify the adequacy or accuracy of such documents and records.
         Based on the foregoing, it is my opinion that the Stock to be issued under the Agreements, subject to effectiveness of the Registration Statement and compliance with applicable blue sky laws, and execution of the Agreements in the form referred to herein, when issued pursuant to the Agreements, will be duly and validly authorized, fully paid and non-assessable.
         I express no opinion as to compliance with the securities or "blue sky" laws of any state in which the Stock is proposed to be offered and sold or as to the effect, if any, which non-compliance with such laws might have on the validity of issuance of the Stock.
         I consent to the filing of this opinion as an exhibit to any filing made with the Securities and Exchange Commission or under any state or other jurisdiction's securities act for the purpose of registering, qualifying or establishing eligibility for an exemption from registration or qualification of the Stock described in the Registration Statement in connection with the offering described therein. Other than as provided in the preceding sentence, this opinion (i) is addressed solely to you,
(ii) may not be relied upon by any other party, (iii) covers only matters of Nevada and federal law and nothing in this opinion shall be deemed to imply any opinion related to the laws of any other jurisdiction, (iv) may not be quoted or reproduced or delivered by you to any other person, and (v) may not be relied upon for any other purpose whatsoever. Nothing herein shall be deemed to relate to or constitute an opinion concerning any matters not specifically set forth above.
         By giving you this opinion and consent, I do not admit that I am an expert with respect to any part of the Registration Statement or Prospectus within the meaning of the term "expert" as used in Section 11 of the Securities Act of 1933, as amended, or the Rules and Regulations of the Securities and Exchange Commission promulgated thereunder.
         The information set forth herein is as of the date of this letter. I disclaim any undertaking to advise you of changes, which may be brought to my attention after the effective date of the Registration Statement.

Sincerely,



THOMAS BEENER
Attorney at Law

                                 Smith & Company
                          CERTIFIED PUBLIC ACCOUNTANTS


Members of:
American Institute of                             10 West 100 South, Suite #700
     Certified Public Accountants                 Salt Lake City, Utah 84101
Utah Association of                               Telephone: (801) 575-8297
     Certified Public Accountants                 Facsimile: (801) 575-8306

--------------------------------------------------------------------------------

April 22, 1999

Board of Directors
Greenland Corporation
San Diego, California

                    CONSENT OF INDEPENDENT PUBLIC ACCOUNTANTS

As independent public accountants for Greenland Corporation, we hereby consent to the use of our report included in the annual report of such Company on Form 10-KSB for the year ended December 31, 1998, dated April 5, 1999, as an exhibit to the Company's S-8 Registration Statement dated April 20, 1999.

                                                     Smith & Company
                                                   Certified Public Accountants